UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 26, 2007

ENERGY TRANSFER EQUITY, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001–32740	30–0108820
(State or other jurisdiction	(Commission File Number)	(IRS. Employer
of incorporation)		Identification No.)
3738 Oak Lawn Avenue
Dallas, Texas 75219
(Address of principal executive offices, including zip code)
(214) 981–0700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 8.01 Other Events.
     Energy Transfer Equity, L.P. (“ETE”) is amending in its entirety its prior disclosure included in a Current Report on Form 8-K, dated as of July 26, 2007, to reflect developments related to the subject matter of such prior disclosure as set forth below:
     On July 26, 2007, the Federal Energy Regulatory Commission (the “FERC”) issued to Energy Transfer Partners, L.P. (“ETP”) an Order to Show Cause and Notice of Proposed Penalties (the “Order and Notice”) that contains allegations that ETP violated FERC rules and regulations. The FERC has alleged that ETP engaged in manipulative or improper trading activities in the Houston Ship Channel, primarily on two dates during the fall of 2005 following the occurrence of Hurricanes Katrina and Rita, as well as on eight dates from December 2003 through August 2005, in order to benefit financially from ETP’s commodities derivatives positions and from certain of its index-priced physical gas purchases in the Houston Ship Channel. The FERC has alleged that during these periods ETP violated the FERC’s then-effective Market Behavior Rule 2, an anti-market manipulation rule promulgated by FERC under authority of the Natural Gas Act (“NGA”). ETP allegedly violated this rule by artificially suppressing prices that were included in the Platts Inside FERC Houston Ship Channel index, published by the McGraw - Hill Companies, on which the pricing of many physical natural gas contracts and financial derivatives are based. Additionally, the FERC has alleged that ETP manipulated daily prices at the Waha Hub in west Texas on certain dates in December 2005. The FERC’s action against ETP also includes allegations related to ETP’s Oasis Pipeline, an intrastate pipeline that transports natural gas between the Waha Hub and the Katy Hub near Houston, Texas. The Oasis Pipeline also transports interstate natural gas pursuant to Natural Gas Policy Act (“NGPA”) Section 311 authority, and subject to FERC-approved rates, terms and conditions of service. The allegations related to the Oasis Pipeline include claims that the Oasis Pipeline violated NGPA regulations from January 26, 2004 through June 30, 2006 by granting undue preference to its affiliates for interstate NGPA Section 311 pipeline service to the detriment of similarly situated non-affiliated shippers and by charging in excess of the FERC-approved maximum lawful rate for interstate NGPA Section 311 transportation. The FERC also seeks to revoke, for a period of 12 months, ETP’s blanket marketing authority for sales of natural gas in interstate commerce at negotiated rates, which activity is expected to account for approximately 1.0% of ETP’s EBITDA for its 2007 fiscal year. If the FERC is successful in revoking ETP’s blanket marketing authority, ETP’s sales of natural gas at market-based rates would be limited to sales of natural gas to retail customers, (such as utilities and other end-user) and sales from its own production, and any other sales of natural gas by ETP would be required to be made at prices that would be subject to FERC approval. Also on July 26, 2007, the United States Commodity Futures Trading Commission (the “CFTC”) filed suit in United States District Court for the Northern District of Texas alleging that ETP violated provisions of the Commodity Exchange Act by attempting to manipulate natural gas prices in the Houston Ship Channel. It is alleged that such manipulation was attempted during the period from late September through early December 2005 to allow ETP to benefit financially from ETP’s commodities derivatives positions.
     As previously disclosed in our public filings, the FERC and CFTC had been conducting investigations into these matters. ETP engaged in settlement negotiations to resolve these matters; however, these negotiations were not successful. In its Order and Notice, the FERC is seeking $70.1 million in disgorgement of profits, plus interest, and $97.5 million in civil penalties relating to these matters. FERC has ordered ETP to show cause why the allegations against ETP made in the Order and Notice are not true by October 15, 2007. The FERC has taken the position that, once it receives ETP’s response, it has several options as to how to proceed, including issuing an order on the merits, requesting briefs, or setting specified issues for a trial-type hearing before an administrative law judge. In its lawsuit, the CFTC is seeking civil penalties of $130,000 per violation, or three times the profit gained from each violation, and other ancillary relief. The CFTC has not specified the number of alleged violations or the amount of alleged profit related to the matters specified in its complaint. ETP is required to answer or otherwise respond to the CFTC’s complaint on or before October 15, 2007. It is ETP’s position that its trading and transportation activities during the periods at issue complied in all material respects with applicable laws and regulations, and ETP intends to contest these cases vigorously. However, the laws and regulations related to alleged market manipulation are vague, subject to broad interpretation, and offer little guiding precedent, while at the same time the FERC and CFTC hold substantial enforcement authority. At this time, neither we nor ETP is able to predict the final outcome of these matters.
     In addition to the FERC and CFTC legal actions, it is also possible that third parties will assert claims against ETP and ETE for damages related to these matters, which parties could include natural gas producers, royalty owners, taxing authorities, and parties to physical natural gas contracts and financial derivatives based on the Platts Inside FERC Houston Ship Channel index during the periods in question. In this regard, two natural gas producers have initiated legal proceedings against ETP for claims related to the FERC and CFTC claims. One of the producers has brought suit in Texas state court against ETP and ETE based on contractual and tort claims relating to direct, indirect, consequential and punitive damages for alleged manipulation of natural gas prices at the Waha Hub in West Texas and the Houston Ship Channel and is seeking an unspecified amount of direct, indirect, consequential and punitive damages. The second producer has brought suit in Texas state court against ETP and ETE based on contract and tort claims relating to a natural gas purchase contract to which ETP and this producer are parties. This producer seeks unspecified damages and requests pre-arbitration discovery of information related to ETP’s activities prior to further pursuing a claim for manipulation of natural gas prices in the Houston Ship Channel. The producer also seeks to intervene in the FERC proceeding, alleging that it is entitled to a FERC-ordered refund of $5.9 million, plus interest and costs. In addition, a plaintiff has filed a putative class action in federal court in New York against ETP. This suit alleges that ETP unlawfully manipulated the price of natural gas futures and options contracts on the New York Mercantile Exchange, or NYMEX, in violation of the Commodity Exchange Act, that ETP has the market power to manipulate index prices, and that ETP used this market power to artificially depress the index prices at major natural gas trading hubs, including the Houston Ship Channel, Waha, and Permian hubs, in order to benefit ETP’s natural gas physical and financial trading positions. The suit alleges that this unlawful depression of index prices by ETP manipulated the NYMEX prices for natural gas futures and options contracts to artificial levels between December 29, 2003 and December 31, 2005, causing unspecified damages to plaintiff and all others who purchased and/or sold natural gas futures and options contracts on NYMEX during that period.
     We are expensing the legal fees, consultants’ and related expenses relating to these matters in the periods in which such expenses are incurred. In addition, our existing accruals for litigation and contingencies include an accrual related to these matters. At this time, we are unable to predict the outcome of these matters; however, it is possible that the amount we become obligated to pay as a result of the final resolution of these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of our existing accrual related to these matters. In accordance with applicable accounting standards, we will review the amount of our accrual related to these matters as developments related to these matters occur and we will adjust our accrual if we determine that it is probable that the amount we may ultimately become obligated to pay as a result of the final resolution of these matters is greater than the amount of our existing accrual for these matters. As our accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from cash from operations or borrowings, which payments would reduce our cash available for distributions either directly or as a result of increased principal and interest payments necessary to service any borrowings incurred to finance such payments. If these payments are substantial, we may experience a material adverse impact on our results of operations, cash available for distribution and our liquidity.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY TRANSFER EQUITY, L.P. By: LE GP, LLC, its general partner
By:	/s/ John W. McReynolds
John W. McReynolds,
President and Chief Financial Officer

Dated: September 25, 2007